EXHIBIT 99.1

Celebrated tech leader joins Dutch Bros Coffee’s Board of Directors
GRANTS PASS, Oregon — December 15, 2021 — Dutch Bros Inc. (“Dutch Bros Coffee”), a west coast-based drive-thru beverage company focused on making a massive difference one cup at a time, has announced the appointment of Stephen Gillett to its Board of Directors and the Audit and Risk Committee of the Board. Gillett brings significant C-suite leadership experience at multiple industry leading brands, including Verily, Symantec and Best Buy. In addition to his executive roles, Mr. Gillett has public company board experience across technology and retail including Chipotle and Symantec and Discord. He also serves on the board of the University of Oregon, Phil and Penny Knight Campus for Accelerating Scientific Impact.

“Technology is at the forefront of our industry and key to our growth,” said Joth Ricci, president and CEO of Dutch Bros Coffee. “Stephen’s experience as a senior executive, his extensive and groundbreaking work in cybersecurity and the tech sector, and his dedication to connecting with communities will be invaluable to Dutch Bros.”

Gillett is Chief Operating Officer at Verily, an Alphabet company founded at the convergence of healthcare, data science and technology. Previously, he was co-founder and CEO of Chronicle, an Alphabet cybersecurity company that is now part of Google Cloud. He also served as EVP, COO and board member at Symantec, EVP and president of Best Buy Digital and Business Operations, and was part of the founding Starbucks transformation leadership team as chief information officer and general manager of Digital Ventures.

“I’ve had the privilege to see up close how the interaction between modern technology, digital capabilities and business operations can grow and enhance an organization to create differentiated experiences with
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their customers and partners,” said Gillett. “Dutch Bros is at a key point in its growth, where I hope to share these experiences and help the leadership team achieve their goals.”

Stephen holds a MBA from San Francisco State University and a Bachelors of Science from the University of Oregon.

Dutch Bros Inc.

Dutch Bros is a high growth operator and franchisor of drive-thru shops that focus on serving high QUALITY hand-crafted beverages with unparallelled SPEED and superior SERVICE. Founded in 1992 by brothers Dane and Travis Boersma, Dutch Bros began with a double-head espresso machine and a pushcart in Grants Pass, Oregon. While espresso-based beverages are still at the core of what we do, Dutch Bros now offers a wide variety of unique, customizable cold and hot beverages that delight a broad array of customers. Dutch Bros is more than the products it serves, it is dedicated to making a massive difference in the lives of its employees, customers and communities. The combination of hand-crafted and high-quality beverages, unique drive-thru experience and community-driven, people-first culture has allowed Dutch Bros to successfully open new shops and continue to share the “Dutch Luv” at more than 500 locations in 11 states as of September 30, 2021.

For additional information about Dutch Bros Coffee, please visit www.dutchbros.com.

For Media Relations Inquiries:

Jessica Liddell of ICR
203.682.8208
jessica.liddell@icrinc.com

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